Exhibit 99.1

Quest Resource Holding Corporation Announces Fourth Quarter and Year End 2013 Financial Results

Frisco, TX – March 31, 2014 – Quest Resource Holding Corporation, a leading provider of integrated sustainability and recycling solutions to businesses, today announced financial results for the fourth quarter and fiscal year ended December 31, 2013.

Fiscal Year 2013 Highlights:

•	2013 revenues of $67.5 million

•	Entering 2014 on a revenue run rate of $150 million

•	Completed the acquisition of Quest Resource Management Group, LLC

•	Restructured and relocated operations to reduce future operating expenses

During the fourth quarter of 2013, revenues increased with $37.9 million compared to $360,000 in the fourth quarter of 2012. Revenues for fiscal 2013 were $67.5 million compared with $1.1 million for fiscal 2012. The loss per share on a basic and diluted basis was $(0.04) for the fourth quarter of 2013 compared with a loss per share of $(0.73) for the comparable quarter in 2012. For the full fiscal year, the loss per share on a diluted basis was $(0.23) compared with a loss per share of $(0.74) for fiscal 2012.

“The year 2013 was a transformative one for the Company, and we are pleased with our performance during the fourth quarter as well as during the full fiscal year. We successfully completed our acquisition of the remainder of Quest Resource Management Group LLC that we did not own, reduced expenses, and added new marque customers. This quarter represents our largest sales number to date, and we look to continue this trend. Going forward, we will continue to focus on increasing sales, both within our existing customer accounts and by adding new customers. We are already seeing evidence of this in the early part of 2014 as new customer rollouts continue, and we enter the year with an estimated revenue run rate of $150 million,” commented Brian Dick, President and CEO of the Company.

About Quest Resource Holding Corporation

Quest provides effective programs for sustainability, recycling, and resource management. Through its subsidiaries, Quest Resource Management Group, LLC and Earth911, Inc., Quest designs and manages the program’s execution and delivers the digital resource for content and data for a lower-waste lifestyle. Quest is dedicated to creating a more sustainable and profitable approach for its enterprise clients, and a multifaceted and inclusive medium for sustainability publishing. (OTCQB: QRHC)(www.QRHC.com)

Forward-Looking Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Those forward-looking statements include the Company’s belief that 2013 was a transformative year for the Company, it is seeing evidence of the building momentum as new customers rollouts continue, and it enters the year with an estimated revenue run rate of $150 million. These statements reflect the Company’s current expectations, and the Company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the environmental services industry, the impact of the current economic environment, and other “Risk Factors” set forth in the Company’s Form 10-K Report for the year ended December 31, 2013.

Contact:

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com